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                                                                    EXHIBIT 99.1


               JANUS CAPITAL CORPORATION TO INVEST $930 MILLION IN
                                 HEALTHEON/WEBMD


ATLANTA, GA, (January 27, 2000) - Healtheon/WebMD Corporation (NASDAQ: HLTH) announced that Janus Capital Corporation has agreed to invest $930 million in the company. Healtheon/WebMD will issue 15 million shares of common stock to Janus in a private transaction in exchange for $930 million in cash. Janus will receive restricted shares priced at $62 per share. Healtheon/WebMD will use the proceeds to fund the cash portion of its recently announced acquisition of Envoy Corporation and to provide working capital for general corporate purposes.

ABOUT HEALTHEON/WEBMD

Healtheon/WebMD (Nasdaq: HLTH) is the first end-to-end Internet healthcare company connecting physicians and consumers to the entire healthcare industry. Healtheon/WebMD is using the Internet to facilitate a new system for the delivery of healthcare, resulting in a single, secure environment for all communications and transactions that will enable a more efficient and cost effective healthcare system. With corporate headquarters in Atlanta and technology headquarters in Silicon Valley, the company was formed in November 1999 as a result of the merger of Healtheon Corporation, WebMD, Inc., MEDE America and Medcast. For more information, visit http://www.webmd.com.

Other than historical information set forth herein, this announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the ability of Healtheon/WebMD's services to decrease costs and improve patient care. Actual results could be materially different from those discussed in this announcement. Factors that could cause actual results to differ include, among others: Healtheon/WebMD's limited operating history, continued growth in the use of the Internet and acceptance of the Internet as a secure medium over which to conduct transactions. Additional risks associated with Healtheon/WebMD's business can be found in its recent Registration Statement on Form S-4 and other periodic filings with the SEC.




CONTACTS:

HEALTHEON/WEBMD:
John Runningen
404-495-7680
jr@webmd.net